                                                                    Exhibit 12


                                Dobson Wireline Company
                    Computation of Ratio of Earnings to Fixed Charges


                                                                               For the year ended December 31
                                      For the Six      ----------------------------------------------------------------------------
                                     Months Ended
                                     June 30, 1998         1997             1996           1995            1994            1993
                                     -------------     -----------     ------------     ----------     -----------     -----------
Net income (loss)                     $(5,788,491)     $   332,141     $    331,058     $  499,543     $  (110,158)    $ 1,226,328

Extraordinary (gain) loss                                  217,488           -               -              -               -
Accounting changes                        699,447          -                 -               -              -             (872,944)
Interest expense, net                   2,407,214        2,443,914        2,194,169       1,975,071      1,771,385       1,529,528
Income tax provision (benefit)           (717,733)         336,870          182,512         391,149       (49,511)         231,896
                                      -----------      -----------     ------------     ----------     -----------     -----------
 Earnings                             $(3,399,563)     $ 3,330,413     $  2,707,739     $ 2,865,763    $ 1,611,716     $ 2,154,808

Interest expense, net                 $ 2,407,214      $ 2,443,914     $  2,194,169     $ 1,975,071    $ 1,771,385     $ 1,529,528
                                      -----------      -----------     ------------     ----------     -----------     -----------
 Fixed charges                        $ 2,407,214      $ 2,443,914     $  2,194,169     $ 1,975,071    $ 1,771,385     $ 1,529,528
                                      -----------
Ratio of Earnings to Fixed Charges         (1)           1.36             1.23            1.45              (2)             1.41
                                      -----------      -----------     ------------     ----------     -----------     -----------
                                      -----------      -----------     ------------     ----------     -----------     -----------

     1.   Earnings were insufficient to cover fixed charges by $5,806,777.
     2.   Earnings were insufficient to cover fixed charges by $159,669.